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                                                                   EXHIBIT 10.47

[NAVISITE LOGO]

                             Personal & Confidential

July 15, 2003

Ken Drake

RE: OFFER OF EMPLOYMENT

Dear Ken:

NaviSite, Inc. ("NaviSite" or the "Company")) is pleased to offer you the opportunity to join our company. You are being offered a position as General Counsel initially reporting to me. If you decide to join us, your annualized base salary will be $180,000.00, less applicable withholdings. You will be paid bi-weekly in accordance with the Company's standard payroll practice. You will be located at the Company's office in New York, New York. You will have such duties, authorities and responsibilities commensurate with your position and such other duties and responsibilities as the Chief Executive Officer of NaviSite, or his designee, shall designate from time to time. Your salary will be reviewed by the Chief Executive Officer of NaviSite and/or the Board of Directors from time to time (but generally no more frequently than annually) and may be subject to adjustment based upon various factors, including, but not limited to, your performance.

BONUS:

You will be eligible for a discretionary performance bonus based in part on mutual objectives that you and I will set no later than 60 days after the earlier of (i) the date you commence employment with the Company and (ii) the date of the adoption of a bonus plan by the Company.

STOCK OPTIONS PLAN:

Subject to the Board's approval, you will be granted an option to purchase 80,000 of shares of the Company's common stock in accordance with the Company's stock option plan with the purchase price for such shares being set at the market price on the date of issuance by the Board. The option schedule will be based on the Company's stock plan. The options will be governed by and subject to the terms, conditions and termination provisions of the Company's standard form of stock option agreement (which you will be required to sign in connection with the issuance of your option).

SEVERANCE:

If your employment is terminated (i) by the Company without cause (and not as a result of your death or disability) or (ii) by you for "good reason", and if you enter into a binding general release of known and unknown claims in a form satisfactory to the Company, you will receive severance payments at your final base salary rate, less applicable withholding, and continuation of medical benefits pursuant to COBRA until six months after the date of your termination without cause or for good reason. Severance payments will be made in accordance with the Company's normal payroll procedures. For purposes of this section , "cause" shall mean (a) a good faith finding by the Board that (i) you have failed to perform your reasonably assigned duties for the Company and have failed to remedy such failure within 10 days of the initial written notice from the Company to you informing you of such failure, (ii) you have engaged in dishonesty, gross negligence or willful misconduct, (b) your indictment of, the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony, or your disbarment from the practice of law in any state of the United States, or (iii) your breach of any of your obligations to the Company, including your failure to provide the Company with necessary I-9 documentation as set forth below. For purposes of this section "good reason" means (i) a material breach by the Company of the terms of this offer, which breach is not remedied by the Company within 10 days following the first written notice by you to the Company notifying it of such breach or (ii) the relocation without your authorization of your place of work more than 50 miles from your principal place of employment set forth in the first paragraph above.

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BENEFITS:

As an employee, you will also be eligible to receive certain employee benefits including medical, dental, 401 (k) Plan, employee assistance program, life insurance and accidental death and dismemberment on your date of hire. The Company reserves the right to revise or discontinue any or all of its benefit plans, at any time, in the Company's sole discretion. The Company will also pay any applicable professional licensing fees, bar association memberships and requisite continuing legal education expenses in order for you to keep in good standing as an attorney in New York. In accordance with Company policy, you will be promptly reimbursed for reasonable, documented out of pocket expenses, including travel, incurred in connection with your service to the Company.

PAID TIME OFF:

In order to allow employees the greatest possible control of their time, NaviSite has a combined program of paid time off as detailed in your new hire packet. Each new employee begins to accrue paid time off immediately, provided that in no event shall your annual paid time off be less than 3 weeks per year (pro rated for any partial year of employment)

2003 HOLIDAYS:

2003 holiday schedule and policy is included in your new hire package.

I-9:

For purposes of federal immigration law, you will be required to provide to NaviSite documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your first date of hire with NaviSite, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and NaviSite agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Francisco County California or the state in which you work, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of your or the Company's trade secrets or proprietary information.

NAVISITE CONFIDENTIAL INFORMATION:

In consideration of your employment with NaviSite, you agree that you will not while employed by NaviSite or for a period of twelve (12) months thereafter, except in scope of your employment with NaviSite, directly or indirectly, disclose any confidential information that you may learn or have learned by reason of you association with NaviSite or its affiliates unless required by law. The term "confidential information" includes information not previously disclosed to the public or to the trade by NaviSite's management, or otherwise in the public domain, with respect to the NaviSite's, or any of its affiliates', trade secrets and other intellectual property, confidential reports, client lists, technical information, or financial information concerning NaviSite. You agree that all confidential information is and shall remain the exclusive property of NaviSite. All business records, papers and documents kept or made by you relating to the business of NaviSite (the "Business Records") shall be and remain the property of NaviSite. Upon termination of your employment with NaviSite or at any other time upon request, you will promptly deliver to NaviSite all Business Records (and all copies of reproductions of such material) in you possession or under you control, whether prepared by you or others, which contain confidential information. You agree that a breach of this provision may result in material and irreparable injury to NaviSite or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, NaviSite shall be entitled to obtain a Court order restraining you from engaging in activities prohibited by this letter agreement or such other relief as may be appropriate. This provision shall specifically survive the termination of this letter, as applicable.

AT WILL:

If you choose to accept this offer, your employment with NaviSite will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. NaviSite will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

ACCEPTANCE OF OFFER:

To indicate your acceptance of this employment agreement, please sign, date in the space provided below and return it to Joe Hayes, at NaviSite, 400 Minuteman Road, Andover, MA 01810 no later than no later than July 25, 2003. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company.

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This letter, along with any agreements may not be modified or amended except by a written agreement signed by an authorized officer of the Company. This letter sets forth the terms of your employment with NaviSite and supersedes any prior representations or agreements, whether written or oral. If we do not hear from you by July 25, 2003 we will assume you have decided not to join NaviSite. NaviSite reserves the right to withdraw this offer at any time prior to receipt of your signed acceptance of the offer.

If you do accept employment with NaviSite it is very important that you submit your new hire documentation within (3) days of your start date in the enclosed envelope. NaviSite will need the following:

         1.  New Hire Check List complete with the documents listed below

         2.  Offer letter signed by you

         3.  W-4 form

         4.  State withholdings (if Applicable)

         5.  I-9 form

         6.  Employment Application / EEO Form

         7.  Emergency Contact

         8. Direct Deposit (All employees must complete even if you do not want direct deposit, check NO).

         9.  Employee Invention and Confidentiality Agreement

         10. Acknowledgement Anti Harassment Policy

         11. Benefit Forms (Health / Life / 401K)

If you have any questions regarding your new hire paperwork contact Pat Schoof at (415) 901 - 6508.

By signing below and thus, accepting the Company's offer, you represent and acknowledge that you are aware of the Company's business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding whether or not to join the Company and that the Company makes no representations regarding the future success of the Company.

We look forward to your positive response and welcoming you to the NaviSite
Team.

Sincerely,

/s/ Arthur Becker

Arthur Becker
CEO / President

____________________________________________________________________________
I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Ken Drake                    ______________             September 8, 2003
----------------------           Date                       Start Date
Signature of Ken Drake